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                                                                   EXHIBIT 99.1


             COMSHARE AND ARBOR SOFTWARE CORPORATION SETTLE DISPUTE
                    All Litigation Between Partners Dismissed

ANN ARBOR, MI, December 15, 1997--Arbor Software (NASDAQ:ARSW), a leading provider of enterprise OLAP software for management reporting, analysis, and planning applications, and Comshare(R), Inc. (NASDAQ:CSRE), a market leader in performance measurement, budgeting, financial consolidation, and retail merchandise management applications, announced today that they have settled their dispute over royalties due under their license agreement.

The litigation between the two companies in the U.S. District Court for the Northern District of California will be dismissed, and all related claims between the companies dropped. "We're glad to conclude this unhappy chapter of our relationship with Comshare," commented John Dillon, Arbor's president and chief operating officer, "and look forward to a successful partnership in the future."

"This dispute has been a major distraction for Comshare, and we are pleased to have resolved the differences between the two companies," said Dennis Ganster, Comshare's president and chief executive officer. "Comshare's Commander Decision 2.1, which was recently announced, will support Arbor Essbase 5.0 when it is commercially released." Arbor announced and demonstrated Arbor Essbase 5.0 at its Users Conference in Orlando, Florida last October, but has not yet announced a shipment date.

About Comshare
Comshare is a market leader in performance measurement, budgeting, consolidation and retail merchandise management software applications. Comshare develops, markets, and supports complete client/server and Web-based decision support software applications. These applications are designed to improve decision-making for enhanced competitiveness and improved profitability.

Comshare's applications are popular among major corporations in many industries, with particular concentration in the retail, financial services, utilities, manufacturing, and consumer goods industries. One of the top 100 independent software companies, Comshare has customers around the world, many of which are Fortune 1000 and Financial Times Top 1000 companies. Comshare, Inc. is a Microsoft Solution Provider.

For more information, call 800/922-7979, email info@comshare.com, or visit Comshare's Web site at http://www.comshare.com .

Comshare is a registered trademark; Commander Decision is a trademark of Comshare, Inc. All other trademarks are the property of their respective holders.

About Arbor Software
Arbor Software Corporation (NASDAQ:ARSW) develops and markets enterprise OLAP software for management reporting, analysis, and planning applications. Arbor's products are







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used by more than 1,200 corporations worldwide, spanning a broad range of industries, business applications, and enterprise data warehousing architectures. Arbor's customers include BankBoston, Los Angeles Times, PEPSICO, Prudential and Sears.

Arbor's products are sold direct, as well as through system integrators and resellers worldwide, including Comshare, Fujitsu, i2, IBM, Lawson, Mitsubishi, Peoplesoft, and Walker Interactive Systems. Arbor's offices are located in Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, New York, Sunnyvale, Washington D.C., Frankfurt, Hamburg, London, Munich, Paris, and Sydney. Information on Arbor products and services can be found at http://www.arborsoft.com . Arbor can also be reached via e-mail at info@arborsoft.com, or by calling 800/858-1666.

Arbor and Essbase are registered trademarks of Arbor Software Corporation. Any other product names may be trademarks or registered trademarks of their respective owners.


CONTACT: Comshare, Inc.
Doug Hockstad, 313/994-6036
dhockstad@comshare.com
or
Lippert/Heilshorn & Associates, Inc.
Kris Otridge, 415/433-3777
or
Arbor Software
Joanna McMillan, 408/541-4035
jmcmillan@arborsoft.com
or JONA Group
Jamie O'Donnell, 415/552-1515
jamie@jonagroup.com